As filed with the Securities and Exchange Commission on July 3, 1997
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           ______________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           _______________
                                    KTI, INC.
             (Exact name of registrant as specified in its charter)
          NEW JERSEY                                   22-2665282
(State or other jurisdiction of incorporation or organization)   (I.R.S.
Employer Identification No.)
                               7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY  07093
                                 (201) 854-7777
(Address, including zip code, and telephone including area code, of registrant s principal executive offices)
                             ROBERT E. WETZEL, ESQ.
                                  C/O KTI, INC.
                               7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY 07093
                                 (201) 854-7777
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
                              BRIAN HOFFMANN, ESQ.
                             MCDERMOTT, WILL & EMERY
                              50 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK  10020
                                 (212) 547-5400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Section 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE



 Title of each class       Number of Shares           Proposed maximum           Proposed maximum                Amount of
 of securities to be       to be                      offering price per         aggregate offering              registration fee
 registered                registered                 share (1)                  price


 Common Stock, no par      1,455,248                  $8.875                     $12,915,236                     $3,914
 value
(1)  Estimated solely for the purpose of calculating the registration fee in accordance with rule 457(c) under the Securities Act of
     1933, as amended, based upon the average of the high and low prices reported on the NASDAQ National Market on July 1, 1997.


                           _______________

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

                                  KTI, INC.
                       1,455,248 SHARES OF COMMON STOCK
                               _______________
  This prospectus relates to the resale of an aggregate of 1,455,248 shares (the "Shares") of common stock, no par value (the "Common Stock"), of KTI, Inc., a New Jersey corporation (the "Company"), consisting of (a) up to 630,000 Shares of Common Stock to be issued upon conversion of $5,000,000 par value 8% Convertible Notes due on October 31, 2002 (the "8% Convertible Notes"); (b) 487,500 Shares of Common Stock to be issued upon conversion of 487,500 shares of Series A Convertible Preferred Stock ("Series A Convertible Preferred") by shareholders holding such preferred stock; and (c) 337,748 Shares issuable upon the exercise of warrants to purchase Common Stock (the "Warrants") in each case, by the selling shareholders named herein (the "Selling Shareholders"). The Shares may be offered for sale from time to time by the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest in the open market, on the NASDAQ National Market, in the over-the-counter market, in privately negotiated transactions, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Shareholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and proceeds of any resale of the Shares may be deemed to be underwriting discounts and commissions under the Act. See "Selling Security Holders" and "Plan of Distribution."

     None of the up to 1,455,248 Shares of Common Stock offered hereby are presently issued and outstanding. Up to 630,000 Shares of Common Stock are issuable upon conversion of the 8% Convertible Notes, 487,500 Shares of Common Stock are issuable upon the conversion of Series A Convertible Preferred and 337,748 Shares of Common Stock are issuable upon the exercise of the Warrants, 31,500 of which are exercisable at a price of $8.095 per share and have an expiration date of April 30, 2002, 30,000 of which are exercisable at a price of $8.50 per share and have an expiration date of April 30, 2002, 243,748 of which are exercisable at a price of $9.00 per share and 32,500 of which are exercisable at a price of $10.00 per share and have an expiration date of June 4, 2003. The exercise price and the number of shares issuable upon conversion of the 8% Convertible Notes and the Series A Convertible Preferred and upon exercise of the Warrants are subject to adjustment in the event of stock splits, stock combinations, mergers, reorganizations, and certain other transactions involving the Company. If all of the Warrants are exercised, the Company will receive proceeds of approximately $3,028,724.51. The proceeds from the sale of the Shares of Common Stock hereunder will be received solely by the Selling Shareholders.

     The Common Stock is listed on the NASDAQ National Market System under the symbol "KTIE." On July __, 1997, the last reported sale price of the Common Stock, as reported on the NASDAQ National Market System, was $___ per share.

           AN INVESTMENT IN THE SECURITIES OFFERED PURSUANT TO THIS
             PROSPECTUS IS SPECULATIVE AND INVOLVES A HIGH DEGREE
                OF RISK.  SEE "RISK FACTORS" AT PAGES 6 TO 12.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is July __, 1997.

                            AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (referred to herein, together with all other amendments and exhibits, as the "Registration Statement") under the Securities Act for the registration of the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares of Common Stock offered hereby, reference is made to the Registration Statement, exhibits, schedules thereto, and the financial statement and notes thereto filed or incorporated by reference as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission s regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.


              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference and made a part of this Prospectus:

     (i)   Annual Report on Form 10-K for the fiscal year ended December 31,
1996;

     (ii)  Quarterly Report on Form 10-Q for the quarter ended March 31,
1997;

     (iii) Report on Form 8-K dated as of May 28, 1997; and

     (i)   Report on Form 8-K dated as of June 4, 1997; and

     (ii)  Report on Form 8-K dated as of June 19, 1997

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, replaced or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to:

                                  KTI, Inc.
                             7000 Boulevard East
                        Guttenberg, New Jersey  07093
                         Attention:  Robert E. Wetzel
                      Telephone Number:  (201) 854-7777

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements contained herein or incorporated by reference herein that are not historical facts, including but not limited to statements regarding the Company s current business strategy, prospective joint ventures, and plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors in addition to the foregoing that could cause actual results to differ materially are the following: (i) the availability of sufficient capital to finance the Company s business plan on terms satisfactory to the Company; (ii) competitive factors such as availability of less expensive waste disposal outlets or expanded recycling programs that may significantly reduce the amount of waste products available to the Company s facilities; (iii) any further restructuring of the Company s power purchase agreement with Central Maine or any restructuring of the Company s power purchase agreements with Bangor-Hydro and Florida Power (iv) changes in labor, equipment and capital costs; (v) the ability of the Company to consummate any contemplated joint ventures and/or restructuring on terms satisfactory to the Company; (vi) changes in regulations affecting the waste disposal and recycling industries; (vii) the ability of the Company to comply with the restrictions imposed upon it in connection with its outstanding indebtedness; (viii) future acquisitions or strategic partnerships;
(ix) general business and economic conditions; and (x) other factors described from time to time in the Company s reports filed with the Commission and in the "Risk Factors" section of this Prospectus. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

                                   SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference herein. All share numbers have been adjusted to give effect to a 5% stock dividend paid on March 28, 1997.

THE COMPANY

     KTI, Inc. (individually and collectively with its subsidiaries and an affiliate, the "Company"), incorporated in New Jersey in 1985, has developed an integrated waste management business providing waste handling and disposal services for ordinary, non-hazardous solid waste from residential commercial and industrial sources ("MSW"). The Company is a holding company, and substantially all of its operating assets are owned by corporate and partnership subsidiaries and an affiliate. The principal executive offices of the Company are located at 7000 Boulevard East, Guttenberg, New Jersey 07093. Its telephone number is (201) 854-7777.

     The Company s current business plan for its integrated waste handling business includes the following elements: (i) to maximize the refuse derived fuel ("RDF") production and operating efficiencies at the Company s waste-to-energy facilities, (ii) to continue to focus on lowering expenses of its waste-to-energy facilities, including identifying less costly means of disposal or by utilizing recycling opportunities for MSW process and ash combustion residues, (iii) to utilize its expanded specialty waste disposal capabilities to offset the effects of the seasonal nature of the traditional MSW market and the uncertainties of the MSW spot market, which specialty waste disposal would increase revenue due to the higher tipping fees that the Company believes its facilities will be able to charge for processing such waste, (iv) to enhance the value of its wood waste processing business by expanding the utilization of available capacity through the acquisition of additional materials and expanding the menu of materials processed, (v) to recycle ash produced by waste-to-energy facilities, (vi) to expand its waste brokerage service, and (vii) to utilize its experience gained in restructuring the power supply contract of one of the Company s waste-to-energy facilities, in waste handling and processing, in turning around troubled facilities and in operating waste facilities by acquiring an interest in or assuming operational responsibility for other waste disposal or recycling facilities in financial or operational distress.

     The implementation of parts of the foregoing business plan has only recently commenced and there can be no assurance that such plan will be successful.

RECENT DEVELOPMENTS

     One of the Company s indirect subsidiaries, Kuhr Technologies, Inc. ("Kuhr") is the 10% general partner of Maine Energy Company, Limited Partnership, a Maine limited partnership ("Maine Energy"), one of the Company s waste-to-energy facilities. Another subsidiary of the Company holds a 64.15% limited partner interest in Maine Energy.

     As of June 30, 1997, the Company indirectly owns 4,916,891 shares of Kuhr common stock, approximately 98% of the 5,000,000 shares currently outstanding. The remaining 83,109 shares are owned by 25 minority shareholders. Kuhr presently owes the Company $6.4 million, representing loans advanced by the Company on behalf of Kuhr in connection with Kuhr s investment in Maine Energy. Kuhr has no source of funds available to service such debt. The Company has accepted additional shares of common stock of Kuhr in lieu of interest on the $6.4 million debt. Such offer was approved by the Kuhr shareholders at an Annual Meeting of Shareholders of Kuhr held on June 10, 1997. The Company offered to buy Kuhr common stock owned by minority shareholders at a price of 10 cents per share prior to June 10, 1997, and for a price of 5 per share cents thereafter. As of June 30, 1997, shares representing approximately 2% of Kuhr s common stock presently outstanding have been purchased from 30 minority shareholders. Kuhr shareholders also approved a 15,000 for 1 reverse stock split which, when completed, will increase the Company s ownership in Kuhr to 100%. No Kuhr shareholder exercised any rights to dissent or to request an appraisal of the value of their Kuhr shares.

     The Company is currently discussing with Bangor Hydro-Electric Power Company ("Bangor Hydro") a proposed restructuring of the Power Purchase Agreement (the "Bangor Hydro PPA") between Bangor Hydro and an affiliate of the Company, Penobscot Energy Recovery Company, a Maine limited partnership ("PERC"), to reduce the costs to Bangor Hydro's ratepayers. PERC owns and operates a waste-to-energy facility in the Town of Orrington, Maine (the "Town"). The Town has issued Floating Rate Demand Resource Recovery Revenue Bonds, which bonds are tax-exempt, in the aggregate principal amount of $81 million (the "Bonds"). The proceeds of the bond issuance were loaned to PERC to finance the acquisition and construction of the waste-to-energy facility. The parties to the restructuring discussions include PERC Management Company, a subsidiary of the Company and the managing general partner of PERC, Energy National, Inc., the other general partner of PERC, Prudential Insurance Company of America, a limited partner of PERC ("Prudential"), Bangor Hydro the approximately 250 communities served by PERC, the Finance Authority of Maine ("FAME") and the State of Maine.

     Pursuant to the terms of the proposed restructuring, Bangor Hydro will make a lump sum payment of $8 million and Bangor Hydro will be entitled to receive rebates from PERC, which amounts would have otherwise been distributed to the partners of PERC. If Bangor Hydro receives the projected annual rebate during any of 1997, 1998, 1999, or 2000, then Bangor Hydro will pay PERC $500,000 each such year. To the extent that the actual rebate is less than the projected amount, the $500,000 payment by Bangor Hydro will be reduced dollar for dollar, but in no event will PERC or its partners be obligated to make any payments to Bangor Hydro. In connection with the proposed restructuring of the Bangor Hydro PPA, the Bonds will be restructured to extend the maturity of the Bonds and reduce the mandatory sinking fund payments. In addition, FAME will credit enhance the Bonds.

     The State of Maine has enacted certain legislation permitting the transactions contemplated by the restructuring.

     In connection with the proposed restructuring, the Company and Prudential entered into a letter agreement pursuant to which the Company, or its designee, may acquire an additional limited partner interest in PERC, of approximately 43%, for $9.5 million. The acquisition of the limited partner interest from Prudential is conditioned upon, among other things, the consummation of the proposed restructuring.

     There can be no assurance that the proposed restructuring of the Bangor Hydro PPA or the acquisition of the limited partner interest in PERC will be consummated, or, if consummated, on terms that are not materially or adversely different from those described above.

     In April, 1996, the Company entered into agreements with American Ash Recycling Corp., a Florida corporation ("AAR"), pursuant to which the Company acquired a 60% limited partnership interest in a limited partnership formed to operate a municipal waste combuster ("MWC") ash recycling facility in the State of Maine (the "Maine Partnership"). The Maine Partnership is in the process of obtaining its federal, state and local permit. The Company agreed to become a 60% limited partner, if appropriate, in up to eight (8) more ash recycling facilities that may be developed by AAR through December, 1999.

     The Company believes that the Company s efforts to obtain operating permits for the Maine Partnership's ash recycling facility were instrumental in Maine Energy s ability to negotiate a reduced disposal fee with a third-party ash landfill owner. Under the renegotiated contract, Maine Energy s ash disposal fee was reduced to $46 per ton from $76 per ton. Maine Energy contractually agreed to pay 30% of the ash disposal fee savings to the Maine Partnership.

     In June, 1997, the Company withdrew from the Maine Partnership. In exchange, KTI Ash Recycling, Inc., a subsidiary of the Company ("KTI Ash Recycling"), will receive a portion of the ash disposal savings otherwise payable to the Maine Partnership. Maine Energy will distribute 24% of the ash disposal savings, beginning with ash disposal savings accruing after April 1, 1997, directly to KTI Ash Recycling until such time as KTI Ash Recycling has received $1,408,172 in cumulative distributions. KTI Ash Recycling will be entitled to receive 18% of all ash disposal savings thereafter. The Maine Partnership will be entitled to receive 6% of the ash disposal savings until such time as KTI Ash Recycling has received $1,408,172 in cumulative distributions and 12% of the ash disposal savings thereafter.

THE OFFERING

     This prospectus relates to the resale of (a) up to 630,000 Shares of Common Stock to be issued upon conversion of the 8% Convertible Note, (b) 487,500 Shares of Common Stock to be issued upon conversion of 487,500 shares of Series A Convertible Preferred Stock by shareholders holding such preferred stock presently and (c) 337,748 of Common Stock to be issued to certain warrant holders upon exercise of Warrants.

                                 RISK FACTORS

     Investors should consider very carefully each of the following risk factors and all other information contained in this prospectus.

LOSSES AND ACCUMULATED DEFICIT OF THE COMPANY AND UNCERTAINTY OF FUTURE FINANCIAL RESULTS

     Prior to 1996, the Company has historically not operated at a profit and has historically lacked cash resources. As of December 31, 1996, the Company had an accumulated deficit of $12,939,642. During the fiscal year ended December 31, 1995, the Company had a net loss of $1,331,494, and during the fiscal year December 31, 1996, the Company had net income of $13,366,352. In the first quarter of 1997, the Company had net income of $1,358,794. There can be no assurance that the Company will be able to operate profitably in the future. Continued operating losses could impact the long-term viability of the Company.

HOLDING COMPANY STATUS OF THE COMPANY; RESTRICTIONS ON UTILIZATION OF ASSETS

     The Company is a legal entity separate and distinct from its subsidiaries and an affiliate, which operate substantially all of the Company s businesses. Accordingly, the right of the Company to utilize any assets or earnings or cash flow of any one subsidiary or the affiliate to finance the growth of any other of its subsidiaries or the affiliate is necessarily subject to the prior claims of creditors of the subsidiaries and the affiliate. In addition, the payment of management fees and the distribution of the cash flow of the Company generated by certain subsidiaries and the affiliate of the Company are subject to substantial restrictions as a result of agreements with their respective lenders.
Certain financing agreements and the long-term waste handling agreements of Maine Energy, the owner and operator of a waste-to-energy facility in which the Company has an approximately 74.15% ownership interest, require that all available cash flow be applied to the redemption of indebtedness in full before any distribution to partners. The Company is pursuing the modification or restructuring of such agreements, including the refinancing of the subordinated debt at Maine Energy. Currently, the Company s ability to utilize internally generated cash flow as a means of financing expansion is limited to distributions from its operating subsidiaries or the affiliate. As a result, the liquidity of the Company is adversely affected, which could result in the need to raise additional cash through the sale of securities of the Company, some of which may include sales of Common Stock at less than the then prevailing market prices which may dilute existing shareholders and make less likely the payment of cash dividends on Common Stock.

RELIANCE ON ELECTRIC UTILITIES AND POWER PURCHASE AGREEMENTS

     Pursuant to power purchase agreements between Maine Energy and Central Maine Power Company with a term through 2012, between PERC and Bangor Hydro with a term through 2018, and between Timber Energy Resources, Inc. plant in Telogia, Florida (the "Telogia Facility") and Florida Power Corporation with a term through 2002, these utilities have agreed to purchase electricity generated by the Company's waste-to-energy facilities at contractually agreed rates. Sales of electricity to these utilities accounted for approximately 86%, 61% and 100% of revenues of Maine Energy, PERC and the Telogia Facility, respectively, in 1996. Of the 86% of revenues Maine Energy obtained from the sale of electricity, 55% (or $35.6 million) was derived from a one-time payment brought about from a restructuring of the power purchase agreement between Maine Energy and Central Maine. Excluding this restructuring sale of electrical capacity, Central Maine accounted for $20.3 million or 69% of revenues to Maine Energy. In the event of the deregulation of electric utilities, certain electric companies may no longer be financially viable.
To the extent that any of the electric utilities with whom the Company contracts is adversely impacted by deregulation, such utilities may not be able to perform their obligations under such purchase power agreements. The State of Maine has recently enacted deregulation legislation which will require the local utilities to transfer their respective contracts with Maine Energy and PERC to newly formed regulated transmission and distribution companies. The costs of such contracts will be passed through to the rate-payers beginning in the year 2000 through these transmissions and distribution companies.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS

     Federal, state, and local environmental laws govern discharges of pollutants and the generation, transportation, storage, treatment and disposal of solid waste. These laws (i) establish standards governing most aspects of the operation of the waste-to-energy facilities, wood waste processing facilities and ash recycling facility and the Telogia Facility and
(ii) generally require multiple governmental permits in order to continue the operation of these facilities. The Company believes it has all permits necessary to operate its facilities in the manner that each of them is currently operating. However, there can be no assurance that all required permits will be renewed following their expiration. In some cases the renewal process may entail public hearings.

     The standards established pursuant to environmental statutes and regulations, the interpretation of statutes and regulations and the policies governing their enforcement may change, requiring new pollution control technology or stricter standards for the control of discharge of air or water pollutants or for solid waste or ash handling and disposal. For example, the United States Supreme Court, in a 1994 decision interpreting the Resource Conservation and Recovery Act, held that ash from the combustion of non-hazardous household and commercial waste, if tested and found to have hazardous characteristics, will be treated as a hazardous waste. In addition, new statutory and regulatory provisions may be implemented which could have retroactive application. Both Maine Energy and PERC have been testing their ash since initial start-up and the ash has generally tested as non-hazardous. If any hazardous waste is detected, is would be disposed of appropriately. There can be no assurance, however, that disposing of hazardous waste, if ever detected, would not entail substantial costs.

     The waste-to-energy facilities in which the Company has an interest are also subject to the provisions of various federal and state laws and regulations including the Public Utility Regulatory Policies Act of 1978 ("PURPA), as amended. PURPA requires that electric utilities purchase electricity generated by qualifying power producers at a price equal to the purchasing utility's full "avoided cost". Avoided costs are defined by PURPA as the incremental costs to the electric utility of electric energy or capability, or both. The Company's facilities could be materially and adversely affected if the various benefits of PURPA were repealed or substantially reduced. Changes in laws, regulations or policies or new interpretations of existing laws, regulations or policies, could have a material impact on the profitability, level of capital expenditures or continued operation of the waste-to-energy facilities, wood processing and ash recycling operations in which the Company has an interest.

COMPETITION

     The Company experiences significant competition in each of its waste handling markets. Maine Energy and PERC compete with landfills and several waste-to-energy facilities and municipal incinerators in Maine and the New England region. However, the volume of MSW produced in the New England region has historically increased and the Company believes that it is likely to continue to increase while the availability of landfills for waste disposal is likely to continue to decline. There can be no assurance, however, that this trend will continue. Even though the implementation of recycling programs to reduce MSW has increased, the Company believes that there are limits on the percentage of MSW that ultimately can be recycled and that alternatives for disposal of MSW will continue to be needed. There can be no assurance, however, that new recycling technologies will not be developed. In addition, the Company has begun to focus on the industrial waste market as an ancillary source of waste for the Maine Energy and PERC facilities and as a means of reducing its reliance upon the MSW market. Specifically, KTI Specialty Waste Services, Inc. and Specialty Environmental Management Company, LLC have been formed to acquire specialty waste products for these facilities.

     The Company believes that the RDF technology employed by the Maine Energy and PERC facilities compares favorably with the mass-burn technology utilized by many other waste-to-energy facilities. In the Company s RDF systems, MSW is preprocessed to remove various non-combustible items which are recycled or used in other beneficial manners. This results in a significantly reduced volume of ash residue, thereby lowering ultimate disposal costs. The Company's RDF system is also complementary to current recycling programs.

     The wood waste processing facility operated by KTI Bio Fuels, Inc., a subsidiary of the Company ("KTI Bio Fuels"), in Lewiston, Maine competes with landfills and operators of portable wood chipping equipment. KTI Bio Fuels is, however, with Maine Energy and PERC, part of an integrated waste handling operation which both processes wood waste into wood chips and also eliminates it through combustion. The Company believes that this integrated process, which handles both treated and untreated wood, will become increasingly attractive to wood waste generators such as electric and telephone utilities who are seeking a means of eliminating many potential environmental liabilities associated with traditional means of landfill disposal.

     The Telogia Facility competes for biomass fuel supply with paper companies which employ on-site power generation. As the Company increasingly utilizes tipping fee based waste fuels, this facility s dependence on the current fuel supply is expected to decrease. The Telogia Facility is permitted to combust 100% of such tipping fee based fuels. Competition for tipping fee based material will principally come from landfills whose cost structure is higher than that of the Telogia Facility. Local landfill costs for biomass waste products range from $15 to $25 per ton, while the cost of processing the material ranges from $5 to $8 per ton at the Telogia Facility. There can be no assurance, however, that such cost structure will not change in a manner adverse to the Company.

     Competition for the Company s ash recycling subsidiary is primarily from ash landfills. The Company believes its ash recycling facilities will be able to compete favorably based on historical prices charged by these landfill operators, although there can be no assurance that they will do so.

     Manner Resins, Inc., acquired by the Company in November, 1996, ("Manner"), competes with several other recycled plastic brokers and direct marketing from plastic recycling plants for the post-industrial plastic scrap and with materials recovery facilities for post-consumer plastics. The Company believes that Manner will continue to be competitive and will be able to increase revenues and maintain its operating margin as a result of its knowledge of the plastic recycling market and its reputation and relationship with its customer base, although there can be no assurance that Manner will continue to compete effectively.

DEPENDENCE ON SOURCES OF SUPPLY OF FUEL

     The waste-to-energy facilities operated by Maine Energy, PERC and the Telogia Facility are dependent upon spot market waste material in order to run at high capacity. In 1996, approximately 70% of the total MSW processed by Maine Energy was received from sources other than parties with whom Maine Energy has long-term waste disposal agreements. Competition within the waste handling and disposal industry for spot market MSW may impede a steady, reliable supply of MSW. The Telogia Facility is in the process of changing its fuel mix from purchased residual material to tipping fee-driven bio-mass waste which has reduced net fuel costs. As the fuel mix continues to change over time, the Telogia Facility expects to have net positive tipping revenue for its boiler fuel. There can be no assurance, however, that it will have net positive tipping revenue. The Telogia Facility may be subject to competition from other waste disposal companies as it continues to penetrate the bio-mass waste market.

TIMBER ENERGY RESOURCES, INC.'S RELIANCE ON ONE CHIP MILL CUSTOMER

     Timber Energy Resources, Inc.'s Chip Mill (the "Timber Chip Mill") relies on one customer, Stone Container Corporation ("Stone Container") for all of its business. The chip mill was constructed as a result of establishing a 15 year "process-or-pay" contract with Stone Container, whereby the Timber Chip Mill receives a tolling fee upon receipt of raw wood. The contract expires on December 1, 2004 and includes an option to extend it for an additional five years. Loss of this contract would require the Company to obtain an additional source of supply or possibly shut down the facility. Additionally, Stone Container has the right to purchase the Timber Chip Mill at a specified price which decreases each year. Management deems it unlikely that Stone will exercise its right to purchase.

FLOW CONTROL

     The availability of reliable and continuous sources of MSW or other combustible waste is critical to the operations of the waste-to-energy facilities in which the Company has an interest. MSW availability has been assured, to some extent, by the enactment by municipalities in the service territories of Maine Energy and PERC of ordinances requiring that waste generated within their respective jurisdictions be brought exclusively to the Maine Energy or PERC facilities. Such ordinances are referred to as legal "flow control". A 1994 decision of the United States Supreme Court overturned a flow control ordinance of a New York municipality on the basis that it was an improper regulation of interstate commerce. Accordingly, the present questionable validity of all flow control ordinances introduces some degree of uncertainty in the waste handling business.

     The Company does not believe that its operations will be materially impacted by the loss of flow control for several reasons, including the fact that the Maine Energy and PERC long-term waste disposal agreements with municipalities require the delivery of stated quantities of MSW on a "put-or-pay" basis and the tipping fees of Maine Energy and PERC are, at present, less than the tipping fees at alternate disposal sites.

NEED FOR ADDITIONAL FINANCING; LIQUIDITY

     The Company s strategy to foster expansion of its business includes, in part, the development of new businesses or the acquisition of the ownership of, or operational responsibility for, additional businesses in the waste handling industry. This strategy may require the Company to raise additional cash through offerings of either equity or non-recourse and recourse debt, or both. The success of the Company s planned expansion will depend upon a number of factors not entirely within the Company s control, including, among others, the terms and availability of additional financing, the regulatory climate in which the Company operates, and other general economic and business conditions. There can be no assurance that additional funding, through bank borrowings, debt or equity financings or otherwise, will be available to the Company on acceptable terms. Further, the Company s 8% Convertible Notes contain restrictions on the Company incurring additional debt.

AVAILABILITY OF ACQUISITION TARGETS; INTEGRATION OF FUTURE ACQUISITIONS.

     The Company's ongoing acquisition program is a key element of the growth strategy for expanding its integrated waste management operations. Consequently, the future growth of the Company depends in a large part upon the successful continuation of this acquisition program. The Company may en-counter substantial competition in its efforts to acquire waste-to-energy facilities, ash recycling facilities or any other facilities relating to integrated waste management business. There can be no assurance that the Company will succeed in locating or acquiring appropriate acquisition candidates at price levels and on terms and conditions that the Company considers appropriate. In addition, if in the future the Company is successful in acquiring targeted companies, it will need to integrate those acquired companies into the Company's operations. There can be no assurance that the Company will successfully integrate future acquisitions into its operations.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success depends, to a significant extent, on the efforts and abilities of its senior management. In particular, the loss of any one of Nicholas Menonna, Jr., Chairman of the Board of Directors and Chief Executive Officer, Martin J. Sergi, the Company's Vice Chairman, President and Chief Financial Officer or Ross Pirasteh, Chairman of the Executive Committee, could have a material adverse affect on the Company. In addition, the Company believes that its success will depend in large part upon its ability to attract, retain and motivate skilled employees and other senior management personnel. Although the Company expects to continue to attract sufficient numbers of such persons for the foreseeable future, there can be no assurance that the Company will be able to do so. In addition, because the Company may acquire one or more businesses in the future, the Company's success will depend, in part, upon its ability to retain and integrate its own operations personnel with personnel from acquired entities who are necessary to the continued success or successful integration of the acquired business.

SEASONALITY

     The Company's wood waste and MSW revenues for BioFuels, Maine Energy and PERC tend to be lower in the winter months. This is primarily attributable in the case of BioFuels to the volume of waste relating to construction and demolition activities which increases in the spring and summer months; and in the case of Maine Energy and PERC to the summer population in Maine which is roughly 30% higher than any other season of the year.

NO CASH DIVIDENDS

     The Company has not paid any cash dividends on its Common Stock or the Series A Convertible Preferred to date and the Company does not anticipate paying any cash dividends on its Common Stock or the Series A Convertible Preferred in the foreseeable future. Additionally, the Company's bank credit facility, the 8% Convertible Note and the Series A Convertible Preferred contain restrictions on the payment of cash dividends on the Common Stock.

POTENTIAL ANTI-TAKEOVER EFFECTS OF STATE LAW; PREFERRED STOCK

     Certain provisions of New Jersey law and the Company s Restated Certificate of Incorporation could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for the Company s securities.

     Shares of preferred stock may be issued by the Board of Directors of the Company without shareholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The issuance of preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of the Common Stock and depress the market price of the Company s securities.

     In addition, the Restated Certificate of Incorporation of the Company provides for "supermajority" and "fair price" anti-takeover measures which could affect the price shareholders could receive for shares of Common Stock. The supermajority provision requires that in the event of a merger or consolidation of the Company with another corporation or the sale, lease, exchange or other disposition of all or substantially all the assets of the Company, an affirmative vote of at least 80% of all outstanding shares of voting stock shall be required to approve such transaction unless it is approved by at least the greater of three fourths of the directors or two directors who are not affiliated with said transaction.

     The fair price provision as set forth in the Restated Certificate of Incorporation requires a potential acquiring entity to obtain the approval of at least 80% of all outstanding shares of voting stock of the Company, obtain the approval of at least three fourths of the directors on the Board who are not affiliated with the transaction, or satisfy several conditions that include, among other things, holders of capital stock of the Company receiving fair market value for their shares, the payment of all outstanding dividends on capital stock of the Company, the receipt of a proxy or information statement by all holders of Common Stock describing the proposed transaction and complying with the requirements of the Exchange Act and the approval of not less than the majority of the directors not affiliated with said transaction. See "Description of Common Stock."

LIMITATION ON USE OF TAX LOSS CARRYFORWARDS

     As of December 31, 1996, the Company had net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $47,587,000 that expire in the years 2002 through 2010. As a result of an "ownership change" which occurred during 1994, the Company s ability to utilize its pre-ownership change NOLs is limited under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), to an amount equal to approximately $1,100,000 of taxable income per year. If the value of the Company s capital stock immediately before the 1994 ownership change were determined to be lower than that calculated by management of the Company, the annual allowable NOL deduction of $1,100,000 per year for the Company, other than Timber Energy Investment Inc., a subsidiary of the Company ("TEII"), would be reduced proportionately. The net operating loss carryforward of TEII is limited to approximately $874,000 per year. This limitation may be increased if the Company or TEII recognizes a gain on the disposition of an asset which had a fair market value greater than its tax basis on the date of the ownership change.

                               USE OF PROCEEDS

     Certain statements under this caption "Use of Proceeds" constitute "forward-looking statements" within the meaning of the Securities Act and Exchange Act. Such forward-looking statements involve known and unknown risks and uncertainties. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

     The Company will not receive proceeds from the sale of any of the Shares offered by the Selling Shareholders pursuant to this prospectus. However, the Company will receive $3,028,724.51 upon the exercise of the Warrants which the Company currently plans to use as working capital for general corporate purposes. No assurance can be given that any or all of the Warrants will be exercised.

     The use of proceeds set forth above represents the Company s present intention on the basis of circumstances at the date of this prospectus. Changes in circumstances may result in the reallocation of the net proceeds to other unexpected uses. Pending such uses, the proceeds will be invested in short term certificates of deposit or other interest bearing instruments.

                             SELLING SHAREHOLDERS

     The following sets forth certain information with respect to the Selling Shareholders which has been provided to the Company by each such Selling Shareholder. The Company has no knowledge of the intentions of any of the Selling Shareholders to actually sell any of the shares listed under the column "Shares Available for Sale." Each of the Selling Shareholders has the contractual right to sell shares. No Selling Shareholder has a material relationship with the Company other than as a result of ownership of the Shares and the Warrants, except as described below.



           SELLING SHAREHOLDER              OWNERSHIP          SHARES OFFERED             PERCENTAGE OF
                                             PRIOR TO           PURSUANT TO                CLASS OWNED
                                             OFFERING               THIS                AFTER OFFERING(3)
                                                              PROSPECTUS(1)(2)
                                                                                             NUMBER
                                                                                             PERCENT
 Steven Bouck                                 5,433                   5,433                      *
 Riverside Partnership                      686,125                 686,125                      *
 Schneur Genack                              38,812                  38,812                      *
 Paul Kleinaitis (4)                         10,091                  10,091                      *
 Mark Plaumann                                9,703                   9,703                      *
 Kenneth A. Rubin (4)                        13,584                  13,584                      *
 PNC Bank, National Association              30,000                  30,000                      *
 Thomas E. Schulze                           20,475                  14,175                      *
 John E. Turner                              11,025                   7,875                      *
 Robert E. Wetzel (4)                        84,000                   9,450                    1%
 Wexford KTI LLC                            630,000                 630,000                      *
                                                                    _______
 TOTAL                                                            1,455,248
*        Less than one percent.

         (1)     Assuming the conversion of all Shares of Series A Convertible Preferred into shares of Common Stock and the exercise of all of the Warrants to acquire shares of Common Stock held by the Selling Shareholders.

         (2)     The amounts indicated are as of July 1, 1997.

         (3)     Based on the total number of shares of Common Stock outstanding as of the date of this prospectus and assuming the sale of all the Shares offered hereby, including Shares obtained upon the exercise of all of the Warrants.

         (4)     Mr. Wetzel is an officer of the Company.  Messrs. Paul Kleinaitis and Kenneth A. Rubin are directors of the
Company


                             PLAN OF DISTRIBUTION

     The Shares may be offered for sale from time to time by the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest in the open market, on the NASDAQ National Market, in the over-the-counter market, in privately negotiated transactions, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions).
The Selling Shareholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Act, and any commissions received by them and proceeds of any resale of the Shares may be deemed to be underwriting discounts and commissions under the Act.

                         DESCRIPTION OF COMMON STOCK

AUTHORIZED STOCK

     The Company s Restated Certificate of Incorporation, as amended, prior to May 16, 1997, authorized the issuance of 13,333,333 shares of Common Stock and 10,000,000 shares of "blank check" preferred stock, no par value, and, pursuant to a Certificate of Amendment to the Company's Restated Certificate of Incorporation filed on May 16, 1997, 20,000,000 shares of Common Stock. As of June 23, 1997, there were 6,911,428 shares of Common Stock issued and outstanding and held of record by 178 shareholders of record, and 487,500 shares of the Company s Series A Convertible Preferred outstanding and held of record by 6 shareholders.

     Common Stock. Shareholders are entitled to one vote for each share of the Common Stock held of record on all matters to be voted by shareholders. Shareholders are not entitled to cumulate their votes in the election of directors. Holder Series A Convertible Preferred are entitled to one vote for each share of the Series A Convertible Preferred held of record on all matters to be voted by shareholders of Common Stock and vote in the same class for matters which do not directly affect Series A shareholders. On matters which relate to the rights of Series A shareholders as a class, such votes are voted separately and must be carried by a majority of votes of the Series A Convertible Preferred. Subject to the prior rights of holders of additional preferred stock of the Company which may be issued, the holders of Common Stock are entitled to dividends, when and if declared by the Board of Directors, out of funds legally available therefor. The Credit Facility, the 8% Convertible Notes and the Series A Convertible Preferred, however, contain restrictions on the payment of cash dividends. See "Risk Factors -- No Cash Dividends." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights and have no right to convert Common Stock into any other securities. All outstanding shares of Common Stock are fully paid and nonassessable.

     Preferred Stock. 487,500 shares of Series A Convertible Preferred of the Company are outstanding. The Board of Directors has the authority without further shareholder approval, to issue additional authorized but unissued shares of preferred stock in one or more series and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series, and the designation of such series. Such issuance of preferred stock may adversely affect, among other things, the voting rights of existing shareholders.

OTHER PROVISIONS OF THE COMPANY S RESTATED CERTIFICATE OF INCORPORATION

     The Company s Restated Certificate of Incorporation contains certain provisions known as "supermajority" and "fair price" provisions which are anti-takeover measures and could affect the price shareholders could receive for shares of Common Stock.

     Supermajority Provision. The "supermajority" provision is intended to encourage a corporation seeking to enter into a merger or consolidation with the Company or a sale of all or substantially all of the assets of the Company to negotiate these transactions with the "Disinterested Directors" (as defined) to ensure that such transactions have the substantial support of such directors before submission to the shareholders.

     The supermajority provision requires for approval of a merger or consolidation between the Company and another corporation, or a sale of substantially all of the assets of the Company, the affirmative vote of at least 80% of the combined voting power of the then outstanding voting stock voting together as a single class (an "80% Shareholder Vote") in addition to any other Shareholder vote required. The 80% Shareholder Vote would not apply if the proposed transaction is approved by the greater of (i) at least three-fourths of the Disinterested Directors or (ii) two Disinterested Directors. A Disinterested Director is any person who is a member of the Board of Directors, while such person is a member of the Board, who is not an Affiliate, Associate (as those terms are defined in Rule 12b-2 under the Exchange Act) or representative of the other party to the transaction with the Company and who was either a member of the Board at the time the supermajority provision was approved by the Board, or who was recommended for election to the Board, or elected to fill a vacancy on the Board, by a majority of Disinterested Directors.

     Fair Price Provision.  The "fair price" provision is intended to
(i) override New Jersey s corporation law which provides that a majority in interest of shareholders voting thereon is required for a merger by a corporation, unless such corporation s certificate of incorporation specifies a higher percentage and (ii) prevent a two-tier front-end loaded pricing method for corporate takeovers. In this type of takeover attempt, the bidder tenders for that percentage of shares which will give it sufficient votes to approve a merger providing for the elimination of minority shareholders, as the method of buying the remaining shares. The consideration given for a corporation s shares in this type of merger can be, and frequently is, in a different form than that given in the tender offer. For example, the bidder may pay cash to purchase a controlling position and thereafter approve a merger in which the remaining shareholders receive securities of the bidder (or one of its subsidiaries). Moreover, the value of the securities exchanged in the second step may be substantially less than the amount of cash or the value of the other consideration given in the first step. Accordingly, the shareholders are induced to tender initially.

     The fair price provision requires an 80% Shareholder Vote for certain transactions with an Interested Shareholder (as defined) unless specified price criteria and procedural requirements are met and a majority of the entire Board of Directors approves the Business Combination (as defined) or the approval of not less than three-fourths of the Continuing Directors (as defined) is given. If the latter occurred, then the proposed Business Combination would be subject to the normal approval requirements under New Jersey law.

     An "Interested Shareholder" is defined as any person, other than the Company or any subsidiary or any employee benefit plan of the Company or of any subsidiary or fiduciary of such a plan, or any person who was a director of the Company on the date the provision was adopted by the Board of Directors (such persons being Messrs. Nicholas Menonna, Jr., Martin J. Sergi and Marshall S. Sterman) who (i) is the beneficial owner of voting stock representing 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, (ii) is an Affiliate (as defined) or Associate of the Company and within the prior two years was the beneficial owner of voting stock representing 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, or (iii) is the assignee of or has otherwise succeeded to the beneficial ownership of any voting stock beneficially owned by an Interested Shareholder within such two-year period, if such assignment or succession occurred pursuant to a transaction or any series of transactions not involving a public offering within the meaning of the Securities Act. The term "beneficial owner" includes any person directly or indirectly owning or having the right to vote or acquire shares.

     The terms "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as in effect on December 31, 1993.

     A "Business Combination" includes the following transactions: (1) a merger or consolidation of the Company or any of its subsidiaries with an Interested Shareholder or any other corporation which is or after such transaction becomes an Affiliate or Associate of an Interested Shareholder;
(2) the sale or other disposition to, with or by any Interested Shareholder or any Affiliate or Associate of an Interested Shareholder involving any assets or securities of the Company, any subsidiary or any Interested Shareholder or any Affiliate or Associate of an Interested Shareholder valued at $20,000,000 or more; (3) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder; (4) any reclassification of securities or recapitalization of the Company, merger or consolidation of the Company with any subsidiary or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of the Company s stock, or securities convertible into stock of any class or series of the Company s stock or into equity securities of any subsidiary, that is beneficially owned by an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder; or (5) any agreement, contract or other arrangement providing for any one or more of the actions referred to above.

     A "Continuing Director" is any member of the Board, while a member of the Board, who is not an Affiliate or Associate or a representative of the Interested Shareholder and either was a director at the time the fair price provision was adopted by the Board or was recommended for election to the Board, or elected to fill a vacancy on the Board, by a majority of the Continuing Directors.

     An 80% Shareholder Vote would not be required if the proposed Business Combination is approved by not less than three-fourths of the Continuing Directors or certain minimum price criteria and procedural requirements are satisfied and not less than a majority of the entire Board of Directors approves the transaction.

                                LEGAL MATTERS

     The law firm of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York 10020 acted as counsel for the Company in connection with the validity of the Common Stock offered hereby.

                                   EXPERTS

     The consolidated financial statements and schedule of the Company and PERC included in the Company s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



     No dealer, salesman or any other
person has been authorized to give any
information or to make any
representation other than those
contained in this Prospectus and, if
given or made, such information or
representation must not be relied upon
as having been authorized by the
Company, by any Selling Shareholder or            1,455,248
by any other person.  This Prospectus
does not constitute an offer to sell or
a solicitation of an offer to buy the             Shares of Common Stock
securities offered hereby to any person
or by anyone in any jurisdiction in
which such offer or solicitation may not          KTI, INC.
lawfully be made.  Neither the delivery
of this Prospectus nor any sale made
hereunder shall, under any
circumstances, create any implication
that there has been no change in the
affairs of the Company since the date
hereof, or that the information herein
contained is correct as of any time               PROSPECTUS
subsequent to its date.









       TABLE OF CONTENTS
                                                      July __, 1997

                          PAGE


Available Information . . . .
Incorporation of Certain Information
  by Reference  . . . . . . .
Special Note Regarding Forward Looking

  Statements  . . . . . . . .
Summary . . . . . . . . . . .
The Offering  . . . . . . . .
Risk Factors  . . . . . . . .
Use of Proceeds . . . . . . .
Selling Shareholders  . . . .
Plan of Distribution  . . . .
Description of Common Stock .
Legal Matters . . . . . . . .
Experts . . . . . . . . . . .

                                   PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in this Registration Statement. The Company has agreed to pay all of the costs and expenses of this Offering.


 SEC Registration fee                                                                   $ 3,914
 *Blue Sky fees and expenses                                                                  0
 *Legal fees and expenses                                                                25,000
 *Accounting fees and expenses                                                            3,000
 *Miscellaneous                                                                             500
										    -----------
 *TOTAL                                                                                $ 32,414

*Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant s Restated Certificate of Incorporation provides that it shall indemnify its officers, directors, employees and agents to the full extent permitted by law.

     Statutory authority for such indemnification is contained in Title 14A, New Jersey Business Corporation Act, Revised Statutes of New Jersey, N.J.S.A. 14A:3-5, the material provisions of which may be summarized as follows:

     NON-DERIVATIVE PROCEEDINGS (PROCEEDINGS OTHER THAN THOSE BROUGHT BY OR IN THE RIGHT OF THE CORPORATION). A corporation may indemnify an actual or prospective party to a proceeding or investigation if he became such because he is or was a director, officer, employee or agent of the corporation, or of a constituent corporation absorbed by such corporation in a consolidation or merger, or is or was serving at the request of the indemnifying or constituent corporation as a director, officer, trustee, employee or agent of another enterprise. To be eligible for such indemnity, the party must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and also, in a criminal proceeding, he must have had no reasonable cause to believe that his conduct was unlawful. Such indemnity may be against judgments, fines, settlements, and penalties and reasonable expenses (including counsel fees) incurred in connection with such proceeding.

     DERIVATIVE PROCEEDINGS (PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION). A corporation may indemnify such actual or prospective party to a proceeding or investigation against his reasonable expenses (including counsel fees) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, but not against judgments, fines, settlements or penalties in connection with such proceedings or investigation. However, if such party has been adjudged to be liable to the corporation, he may be indemnified for expenses only if a court determines that, despite such adjudication of liability, in the circumstances of the case indemnity of such party is fair and reasonable.

     DETERMINATION REGARDING INDEMNIFICATION. Indemnification of a party (unless ordered by a court) is dependent upon a determination that such indemnification is proper because the party has met the above standards applicable to him, such determination to be made by (a) the Board of Directors or a committee thereof acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceedings or (b) under certain circumstances, by independent legal counsel in a written opinion or by the shareholders of the corporation. Upon the making of such determination in the appropriate manner, a corporation may advance expenses in connection with a proceeding upon receipt of an undertaking by the party to repay them if it is ultimately determined that he is not entitled to indemnification.

     OTHER MATERIAL PROVISION. In all cases, if the party has been successful in a proceeding on the merits or otherwise, or in defense of any matter therein, he is entitled to indemnification for his reasonable expenses (including counsel fees). The indemnification provided by statute is not exclusive of other rights of indemnification and inures to the benefit of the party s legal representative. A corporation may purchase and maintain insurance against expenses incurred by, and liabilities asserted against, directors, officers, employees or agents whether or not the corporation would be empowered to provide such indemnity.

ITEM 16.  EXHIBITS.

     The following exhibits, which are furnished with this Registration Statement or incorporated herein by reference, are filed as part of this Registration Statement.

EXHIBIT INDEX

*4.1   Specimen Form of Common Stock Certificate.
#5     Opinion of McDermott, Will & Emery
#23.1  Consent of Ernst & Young LLP.
#23.2  Consent of McDermott, Will & Emery (contained in Exhibit 5).
24     Power of Attorney (on signature page).
________________________
* Filed as an Exhibit to Registrant s Registration Statement on Form S-4 (No. 33-85234) effective January 6, 1995.
#    Filed herewith.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guttenberg in the State of New Jersey, on July 3, 1997.

                                   KTI, INC.

                                   By:/s/ Nicholas Menonna, Jr.

                                         Nicholas Menonna, Jr., Chairman of
                                         the Board of Directors and Chief
                                         Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Nicholas Menonna, Jr. and Martin J. Sergi or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE                    TITLE                          DATED


/s/ Nicholas Menonna, Jr.    Chairman and Chief             July 3, 1997
Nicholas Menonna, Jr.        Executive Officer
                             (Principal Executive
                             Officer)


/s/ Martin J. Sergi          Vice Chairman, President,      July 3, 1997
Martin J. Sergi              Chief Operating Officer,
                             Chief Financial Officer,
                             Treasurer, and Director
                             (Principal Financial
                             Officer and Principal
                             Accounting Officer)


/s/ Ross Pirasteh            Chairman of the Executive     July 3, 1997
Ross Pirasteh                Committee and Director


/s/ Dibo Attar               Director                      July 3, 1997
Dibo Attar


                             Director                      July 3, 1997
Paul Kleinaitis


/s/ Jack Polak               Director                      July 3, 1997
Jack Polak


/s/ Jeffrey R. Power         Director                      July 3, 1997
Jeffrey R. Power


/s/ Kenneth A. Rubin         Director                      July 3, 1997
Kenneth A. Rubin